Exhibit 99.1

Uranium Resources, Inc. Updates Vasquez Operations

    LEWISVILLE, Texas--(BUSINESS WIRE)--Nov. 8, 2004--Uranium Resources, Inc. (OTCBB:URIX)("URI") announced that the ramp up of uranium production from its Vasquez property has been slower than originally projected. Paul K. Willmott, Chairman and President of the Company stated that current production rates are continuing to increase daily and that additional wells are being brought online. Mr. Willmott stated that a continuance of the daily improvement should result in the originally projected production rates being achieved by year end. He said that ore grades are as expected.
    Mr. Willmott stated that the lower than anticipated initial production rates means that production for 2004 should be approximately 115,000 pounds rather than the previously announced 300,000 to 350,000 pounds. The Company now expects to sell 100,000 pounds during the fourth quarter rather than the previously announced 231,000 pounds, with the difference being moved into 2005 sales. The fourth quarter sales will also occur later in the quarter than originally projected. The shift in sales will defer revenues into the first quarter of 2005, and the Company currently expects that it will be able to satisfy any resulting cash needs through the exercise of certain options by one or more officers of the Company and certain other sources. The Company expects that deliveries during 2005 through 2008 should be met as originally announced under two contracts entered into in August 2003 and January 2004 at the then prevailing rates for long-term contracts.
    Mr. Willmott also said that the Company is investigating a possible listing on the Toronto Stock Exchange.

    This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plan" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico.

    CONTACT: Uranium Resources, Inc.
             Paul K. Willmott, 972-219-3330
             or
             Thomas H. Ehrlich, 972-219-3330